Exhibit 99.1

Exactech Q1 Revenue Up 6% to $65.3 Million.

Net Income of $4.4 Million. Diluted EPS $0.31 vs. $0.29.

Gainesville, Fla. – April 26, 2016 -- Exactech, Inc. (Nasdaq: EXAC), a developer and producer of bone and joint restoration products for hip, knee, shoulder, spine and biologic materials, today announced revenue of $65.3 million for the first quarter of 2016, a 6% increase from $61.4 million in the first quarter of 2015. On a constant currency basis, revenue was up 7%. Net income was $4.4 million, or $0.31 per diluted share, compared to $4.1 million, or $0.29 per diluted share, in the same quarter a year ago.

First Quarter Segment Performance

The following are company revenue results, as well as adjusted revenue comparisons on a constant currency basis:

•	Extremity implant revenue increased 15% to $24.2 million, a 15% constant currency increase
•	Knee implant revenue increased 5% to $19.4 million, a 6% constant currency increase
•	Hip implant revenue increased 4% to $11.3 million, a 5% constant currency increase
•	Biologic and Spine revenue increased 5% to $5.4 million, a 7% constant currency increase
•	Other revenue decreased 13% to $5.0 million, a 12% constant currency decrease

Management Comment

Exactech CEO and President David Petty said, “Worldwide sales increased 6% to $65.3 million.  U.S. sales were up 8% to $44.6 million compared with $41.2 million in the first quarter a year ago. International sales increased 3% to $20.7 million. U.S. sales represented 68% of total sales and international sales were 32% of the total.  During the quarter we continued to do surgeries with our new revision hip and revision knee systems which remain in pilot launch mode.  We will ramp up availability of both of those systems during the second and third quarters. The proximal humeral reconstruction stem is in full launch.  We also are seeing increased benefit from improvements we have made to the U.S. sales channel and expect that momentum to continue.”

Chief Financial Officer Jody Phillips said, “Gross margins decreased to 69% from 70% for the first quarter a year ago due to continued pricing pressures. Total operating expenses for the quarter increased 5% to $38.6 million; however, as a percentage of sales decreased to 59%, compared to 60% for the first quarter of 2015.  Sales and marketing expenses increased 7% to $23.3 million, which included the integration of our recently acquired distributor in Australia.  General and administrative expenses increased 1% in the first quarter to $5.9 million and research and development expenses increased 12% to $5.1 million during the first quarter reflecting ongoing significant investment in our new product pipeline.

Looking forward, Exactech increased its 2016 revenue guidance to $250-$257 million and its diluted EPS target to $1.14 – $1.19. For the second quarter ending June 30, 2016, the company said it anticipates revenues of $63-$65 and diluted EPS of $0.29-$0.31. The foregoing statements regarding targets for the quarter and full year are forward-looking and actual results may differ materially. These are the company’s targets, not predictions of actual performance.

The financial statements are below.

Conference Call

The company will hold a conference call with CEO David Petty and key members of the management team on Wednesday, April 27th at 10:00 a.m. Eastern Time. The call will cover Exactech’s first quarter 2016 results. Mr. Petty will open the conference call and a question-and-answer session will follow.

To participate in the call, dial 1-888-556-4997 any time after 9:50 a.m. Eastern on April 27th. International and local callers should dial 1-719-325-2464. A live webcast of the call will be available at http://www.hawkassociates.com/profile/exac.cfm or http://public.viavid.com/index.php?id=119078. This call will be archived for approximately 90 days.

About Exactech

Based in Gainesville, Fla., Exactech develops and markets orthopaedic implant devices, related surgical instruments and biologic materials and services to hospitals and physicians. The company manufactures many of its orthopaedic devices at its Gainesville facility. Exactech’s orthopaedic products are used in the restoration of bones and joints that have deteriorated as a result of injury or diseases such as arthritis. Exactech markets its products in the United States, in addition to more than 30 markets in Europe, Latin America, Asia and the Pacific. Additional information about Exactech, Inc. can be found at http://www.exac.com. Copies of Exactech’s press releases, SEC filings, current price quotes and other valuable information for investors may be found at http://www.exac.com and http://www.hawkassociates.com.

An investment profile on Exactech may be found at http://www.hawkassociates.com/profile/exac.cfm. To receive future releases in e-mail alerts, sign up at http://www.hawkassociates.com/about/alert.

This release contains various forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, which represent the company’s expectations or beliefs concerning future events of the company’s financial performance. These forward-looking statements are further qualified by important factors that could cause actual results to differ materially from those in the forward-looking statements. These factors include the effect of competitive pricing, the company’s dependence on the ability of third party manufacturers to produce components on a basis which is cost-effective to the company, market acceptance of the company’s products and the effects of government regulation. Results actually achieved may differ materially from expected results included in these statements.

Investor contacts Jody Phillips Executive Vice President of Finance & Chief Financial Officer 352-377-1140	Julie Marshall or Frank Hawkins Hawk Associates 305-451-1888 E-mail: EXAC@hawkassociates.com
Media contact Priscilla Bennett Vice President, Corporate & Marketing Communication 352-377-1140

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EXACTECH INC.

EXACTECH, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(in thousands)

	(unaudited)	(audited)
	March 31,	December 31,
	2016	2015
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$9,114	$12,713
Trade receivables, net of allowances of $1,075 and $1,011	54,763	52,442
Prepaid expenses and other assets, net	4,105	2,552
Income taxes receivable	389	486
Inventories, current	72,577	71,429
Total current assets	140,948	139,622

PROPERTY AND EQUIPMENT:
Land	4,515	4,494
Machinery and equipment	37,580	37,008
Surgical instruments	132,149	123,533
Furniture and fixtures	4,685	4,655
Facilities	21,368	20,348
Projects in process	1,218	1,218
Total property and equipment	201,515	191,256
Accumulated depreciation	(100,584)	(96,713)
Net property and equipment	100,931	94,543

OTHER ASSETS:
Deferred financing and deposits, net	879	858
Non-current inventory	12,359	8,995
Product licenses and designs, net	11,047	11,121
Patents and trademarks, net	1,360	1,426
Customer relationships, net	644	92
Goodwill	22,561	18,850
Total other assets	48,850	41,342
TOTAL ASSETS	$290,729	$275,507

LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$17,129	$13,932
Income taxes payable	2,296	603
Accrued expenses	11,104	9,498
Other current liabilities	2,851	792
Total current liabilities	33,380	24,825

LONG-TERM LIABILITIES:
Deferred tax liabilities	806	443
Long-term debt, net of current portion	16,000	16,000
Other long-term liabilities	6,255	5,850
Total long-term liabilities	23,061	22,293
Total liabilities	56,441	47,118

COMMITMENTS AND CONTINGENCIES

SHAREHOLDERS’ EQUITY:
Common stock	143	142
Additional paid-in capital	83,929	81,963
Treasury Stock	(3,042)
Accumulated other comprehensive loss, net of tax	(9,414)	(11,986)
Retained earnings	162,672	158,270
Total shareholders’ equity	234,288	228,389

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$290,729	$275,507

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EXACTECH INC.

EXACTECH, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(in thousands, except per share amounts)
(Unaudited)

	Three Month Periods
	Ended March 31,
	2016	2015
NET SALES	$65,298	$61,376

COST OF GOODS SOLD	20,368	18,642
Gross profit	44,930	42,734

OPERATING EXPENSES:
Sales and marketing	23,319	21,850
General and administrative	5,914	5,847
Research and development	5,070	4,529
Depreciation and amortization	4,324	4,442
Total operating expenses	38,627	36,668

INCOME FROM OPERATIONS	6,303	6,066

OTHER INCOME (EXPENSE):
Interest income	4	2
Other income	40	28
Interest expense	(262)	(302)
Foreign currency exchange (loss) gain	494	(202)
Total other expenses	276	(474)

INCOME BEFORE INCOME TAXES	6,579	5,592

PROVISION FOR INCOME TAXES	2,177	1,480
NET INCOME	$4,402	$4,112

BASIC EARNINGS PER SHARE	$0.31	$0.30

DILUTED EARNINGS PER SHARE	$0.31	$0.29

SHARES - BASIC	14,057	13,916

SHARES - DILUTED	14,173	14,174

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EXACTECH INC.